Exhibit 99.1
Form 8-K
Bio-Path Holdings, Inc.
File No. 000-53404

Bio-Path Holdings, Inc.

Bio-Path Holdings, Inc. Announces Clinical Support Agreement with ACORN CRO

Names Bradley G. Somer, M.D., as Medical Officer for Phase I Clinical Trial

FOR IMMEDIATE RELEASE

April 23, 2009 HOUSTON, TX – Bio-Path Holdings, Inc.,(OTC BB: BPTH), a publicly traded biotechnology company with drug development operations in Houston, Texas, announced today the Company entered into an agreement with ACORN CRO, a full service, oncology-focused clinical research organization (CRO), to provide Bio-Path with a contract medical officer and potentially other clinical trial support services.  Concurrent with signing the agreement, Bradley G. Somer, M.D., will serve as Bio-Path’s Medical Officer and medical liaison for the conduct of the Company’s upcoming Phase I clinical study of liposomal Grb-2 in refractory or relapsed Acute Myeloid Leukemia (AML), Chronic Myelogenous Leukemia (CML), Acute Lymphoblastic Leukemia (ALL) and Myelodysplastic Syndrome (MDS).

In addition to providing clinical support services, ACORN CRO provides resources for the conduct of oncology clinical trials, including project management, clinical data management, statistical analysis, medical and scientific writing as well as support services. The services agreement with ACORN CRO provides Bio-Path with the ability to access this broad range of services as needed in the conduct of its Phase I clinical trial.

Dr. Somer provides extensive clinical oncology research experience. He has served as a contract Medical Officer for ACORN clients as well as site principal investigator in eighteen clinical trial studies sponsored by major pharmaceutical companies, including studies involving CML treatments.  In addition to his involvement in clinical research, Dr. Somer is a practicing oncologist at The West Clinic, one of the Mid-South’s leading providers of interdisciplinary cancer care.  Dr. Somer’s patient population includes patients with CML.  He is a member of The West Clinic’s Executive Committee and serves as Chairman of the group’s Quality Guidelines Committee.  Prior to joining The West Clinic, Dr. Somer was a Hospital University of Pennsylvania Fellow, Division of Hematology-Oncology.

Peter Nielsen, President and Chief Executive Officer of Bio-Path Holdings, Inc. commented, “ACORN CRO is a clinical research organization that provides an excellent fit with Bio-Path’s needs.  As we prepare to enter a Phase I clinical trial for our lead liposomal antisense cancer drug, it is important that the Company have access to service capabilities needed for the conduct of the trial.”

Commenting further on Dr. Somer, Mr. Nielsen continued, “Dr. Somer is an excellent fit to perform as Bio-Path’s Medical Officer in our Phase I clinical trial.  His extensive experience in hematology and conduct of clinical trials in CML for large pharmaceutical companies will allow him to play a significant role in Bio-Path’s clinical trial.”

About Bio-Path Holdings, Inc.

Bio-Path is developing leading edge, patented, liposomal drug delivery systems developed at The University of Texas M. D. Anderson Cancer Center with two clinical cancer drug candidates ready for the clinic and a third siRNA cancer drug undergoing final pre-clinical development.  Bio-Path’s drug delivery technology distributes nucleic acid drugs systemically, throughout the human body, via simple intravenous infusion. The delivery technology can be applied both to double stranded (siRNA) and single stranded (antisense) nucleic acid compounds with the potential to revolutionize the treatment of cancer and other diseases where drugable targets of disease are well characterized.

Contact Information:

Internal Public Relations:
Douglas P. Morris, VP Corporate Development
Tel 801.580.2326

Alliance Advisors
Thomas P. Walsh
212-398-3486